Exhibit 10.4
THIS AGREEMENT is made the day of 2005

BETWEEN:

(1)	FREMANTLEMEDIA NORTH AMERICA, INC. of 1540 Broadway, 10th floor, New York, NY 10036, USA (“Fremantle”); and
(2)	FLUID AUDIO NETWORKS, INC. of 3717 South La Brea Avenue, Suite 629, Los Angeles, CA 90016, USA (“FAN”) (each a “Party” or collectively the “Parties”).
INTRODUCTION

(A)	FAN is an internet-focused music services company with promotional and marketing distribution channels;
(B)	Fremantle owns or controls the format of the television programme “American Idol” in the Territory (“American Idol”);
(C)	Fox Broadcasting Corporation (“Fox”) is the broadcaster of American Idol in the Territory and operates the official American Idol web site at http://www.idolonfox.com (the “American Idol Site”);
(D)
Fremantle wishes to license to FAN, and FAN agrees to license from Fremantle, in accordance with the terms and conditions in this Agreement, the exclusive rights to use the American Idol brand with FAN’s online music service whereby users can submit their own songs and performances to be listened to and judged by the online audience (“American Idol Underground”).

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS
The following words and phrases shall have the following meanings unless the context otherwise requires:

a)
“Affiliate” means any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with a party. Control means direct or indirect ownership of or other beneficial interest in fifty percent (50%) or more of the voting stock, other vesting interest, or income of a corporation or other business entity.

b)	“Bank Guarantee” means a guarantee from a reputable lending institution ensuring that the liabilities of FAN pursuant to this Agreement will be met.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c)
“Confidential Information” means any and all information relating to the trade secrets, operations, processes, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs and/or business of the Parties and/or to their customers, clients, holding companies and/or subsidiaries contained in or on any medium or format. For the avoidance of doubt, the User Data shall be Confidential Information of Fremantle, except where the User has opted-in to receive communications from FAN.

d)
“Distribution Channels” means web sites approved by Fremantle in writing, such approval not to be unreasonably withheld or delayed. For the purposes of this provision, the American Idol Site shall be considered an approved web site.

e)	“eBlasts” means email messages sent to database associated with American Idol Site which promote, inter alia, American Idol Underground.
f)	“Guaranteed Payment” means the amount guaranteed to be paid by FAN to Fremantle in accordance with the provisions of Clause 7 of this Agreement.
g)
“Intellectual Property Rights” means copyright, database right, patents, registered and unregistered design rights, registered and unregistered trade marks and all other industrial, commercial or intellectual property rights existing in any jurisdiction and all rights to apply for the same.

h)	“Language” means the English language.
i)	“Launch Date” means the date which is seven (7) months from date of this Agreement.
j)
“Net Income” means gross income from all revenue streams derived from FAN’s use of the Property, including but not limited to, music uploading fees & promotions, subscriptions, advertising, integrated sponsorships and premium services, with no deductions therefrom, save for administrative expenses (such administrative expenses not to exceed *% of all revenue).

k)
“Property” means the title, graphics (characters, character names, character images and likenesses), format and trade marks (registered or unregistered) contained in or derived from American Idol and all Intellectual Property Rights related thereto.

l)	“Quarter Date” means 31 March, 30 June, 30 September and 31 December each year during the Term.
m)	“Royalties” means the royalties referred to in Clause 6 herein.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

n)	“Royalty Rate” means **% of FAN’s Net Income. Any deviation therefrom shall be subject to the prior written approval of Fremantle on a case by case basis.
o)	“Specification” means the detailed description of the features and functionality of American Idol Underground as agreed by the Parties and set out in Schedule 1.
p)
“Support Services” means the provision of any new version, upgrade, error correction, bug fix, patch, work around, enhancement, addition or other update of American Idol Underground by FAN, as further defined in Schedule 2.

q)	“Term” means three (3) years from date of this Agreement, subject to the termination provisions in Clause 12 and the renewal provisions in Clause 3.
r)	“Territory” means the World.
s)	“User” means any person who registers for American Idol Underground.
t)	“User Communications” means any content or material sent or delivered by a User to or through American Idol Underground.
u)	“User Data” means all personal data relating to Users including their email addresses, usernames, passwords and any other personal information that is collected, stored, or maintained by FAN.
References to Clauses and Schedules are to Clauses and Schedules of this Agreement.

2.	GRANT OF RIGHTS

a)
In consideration of the payments and mutual promises contained in this Agreement Fremantle grants to FAN the exclusive right to use and exploit the Property in connection with FAN’s online music service, and to brand and market such service as American Idol Underground in the Language in the Territory via the Distribution Channels during the Term, subject to and in accordance with the terms and conditions set out in this Agreement.

b)
FAN shall not use or deal with any sub-contractors or sponsors in connection with this Agreement without Fremantle’s prior written consent, such consent not to be unreasonably withheld or delayed provided FAN procures direct undertakings of confidentiality and assignment of Intellectual Property Rights with respect to the Property in favour of Fremantle consistent with any of FAN’s obligations under this Agreement. For the avoidance of doubt, FAN shall remain liable for the acts and omissions of any sub-contractors or sponsors that it engages in connection with this Agreement.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.	RENEWAL & EXTENSION RIGHTS

a)
FAN shall have the right to renew this Agreement for a further one year period (ie. Year 4 - beginning upon the third anniversary of the date of this Agreement) following expiry of the Term (the “Extended Term 1”) on the same terms and conditions provided that the Guaranteed Payment for the Extended Term 1 shall be US$***** and PROVIDED that FAN achieves the Guaranteed Payment for Year 3 of the Term through the payment of Royalties and fully complies with its obligations under this Agreement.

b)
FAN shall have the right to further renew this Agreement for another one year period (ie. Year 5 - beginning upon the fourth anniversary of the date of this Agreement) following expiry of Extended Term 1 (the “Extended Term 2”) on the same terms and conditions provided that the Guaranteed Payment for the Extended Term 2 shall be US$***** and PROVIDED that FAN achieves the Guaranteed Payment for Year 4 of the Term through the payment of Royalties and fully complies with its obligations under this Agreement.

c)
FAN shall have first right of refusal to develop American Idol Underground in other languages, subject to separate terms and conditions to be agreed in good faith between FAN and Fremantle’s representative in the relevant territory to which the language extension relates.

4.	FAN’S OBLIGATIONS

FAN agrees that:

a)	it shall develop American Idol Underground in accordance with the Specification;
b)	it shall use best endeavours to implement American Idol Underground on a minimum of one Distribution Channel on or before the Launch Date;
c)	it shall make any changes to American Idol Underground as reasonably requested in writing by Fremantle;
d)	it shall ensure that at all times American Idol Underground functions and performs in accordance with the Specification;
e)	it shall obtain Fremantle’s prior written approval in relation to all uses of the Property, in accordance with Clause 8 herein;

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

f)
it shall be responsible for all consents, releases and licences (and shall provide Fremantle with written evidence thereof) in connection with any applicable clearance rights including images and music;

g)
American Idol Underground is intended for original content only and shall not rebroadcast or use any performances from the American Idol series unless cleared and paid for by FAN and subject to separate terms and conditions;

h)	it shall pre-screen American Idol Underground content for quality standards, including but not limited to, obscenity, libellous threat and copyright infringement;
i)	it shall support all Users as required as well as providing the Support Services, at its own cost;
j)	it shall provide Fremantle with reports and access to information as stipulated in Clause 6;
k)	it shall provide Fremantle, within 30 days of signature of this Agreement, with a marketing plan, including planned network distribution, for approval;
l)
it shall obtain and submit to Fremantle Bank Guarantees in relation to the Guaranteed Payment for each Quarter of the Term. The initial Bank Guarantee shall be in place within sixty (60) days from the date of this Agreement and shall be for the amount of US$*****;

m)	it shall use best endeavours to generate cross-promotion with other licensees of Fremantle; and
n)	it shall fulfil any additional obligations as outlined herein.

5.	FREMANTLE’S OBLIGATIONS

Fremantle agrees it shall:

a)	not unreasonably withhold or delay approval of all uses of the Property;
b)	use best endeavours to provide fair promotion of American Idol Underground, including integration through the American Idol Site and “eBlasts” to the database associated therewith;
c)	use best endeavours to generate cross-promotions with third party sponsors and licensees;
d)	use best efforts to introduce FAN to current sponsors and advertisers of American Idol in the Territory;

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

e)	use best endeavours to secure tickets (the number of which shall be determined by Fremantle) for American Idol shows for promotional use by FAN, excluding the finale show;
f)
use best endeavours to provide above-the-fold placement on the American Idol Site’s homepage in the form of promotional banners (including, and in particular, the audition pop-up banner), integration into newsletters (including Fox newsletters, licensee newsletters, video emails and other interactive vehicles, subject to approval by Fremantle and Fox. The service and promotion potential of the aforementioned must also be deemed satisfactory by Fremantle and Fox;

g)
detail specific categories of good and services in which FAN’s field of potential sponsors for American Idol Underground will be limited to the current exclusive sponsors of American Idol series in such category. The current list of such categories and exclusive sponsors is set forth in Schedule 3. Fremantle reserves the right to adjust or add to this list and shall notify FAN accordingly; and

h)	use best endeavours to facilitate FAN’s presence and participation in the American Idol auditions for marketing and promotional purposes.
6.	ROYALTIES AND ACCOUNTING

a)
In consideration for the rights granted under Clause 2, FAN shall pay to Fremantle, Royalties calculated at the Royalty Rate within thirty (30) days following each Quarter Date, payment to be made in such manner as shall be notified to FAN by Fremantle in writing. All FAN’s own bank charges relating to payments in favour of Fremantle shall be borne by FAN. Such payment shall be accompanied by a full and accurate statement of account showing all Royalties due and owing under this Agreement in respect of the quarter ending on the Quarter Date.

b)
The statement of account referred to in Clause 6 a) shall be in such form as Fremantle shall request, and as a minimum shall show amounts payable by Distribution Channel and by income stream (for example, subscriptions, advertising, integrated sponsorships).

c)
FAN shall pay to the Licensor interest at a rate of 2% per annum above the base rate of Bank of America from time to time accruing daily on any amount overdue to Fremantle under this Agreement and calculated ten (10) days from the date on which payment is due until the date payment is made.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

d)
FAN shall keep full and proper books of account relating to the exploitation of the rights granted under this Agreement and shall retain all supporting records relating thereto for a period of at least 3 years from the end of the calendar year to which they relate, and shall preserve such books of account throughout the Term and for at least 6 years after its termination or expiry.

e)
Fremantle or its representative shall have the right during normal business hours and on not less than 5 business days prior written notice to inspect and take copies of such books of account and records as referred to in Clause 6 d). In the event that such audit or inspection reveals a deficiency in money paid to Fremantle under this Agreement then FAN shall immediately pay the same to Fremantle together with interest from the date first due calculated at the rate referred to in Clause 6 c). If the inspection establishes that the amount of Royalty paid to Fremantle in respect of the Royalty periods covered by the examination is inaccurate by $5,000, or at least 5% of the amount properly payable (whichever is the lesser figure), FAN shall also reimburse to Fremantle the costs of such inspection including, but not limited to, the fees of any accountant retained by Fremantle in connection therewith.

f)	The provisions of Clauses 6 d) and e) shall remain in effect notwithstanding termination or expiry of this Agreement until the settlement of all subsisting claims brought by Fremantle.
7.	GUARANTEED PAYMENT

a)	FAN agrees and accepts to pay to Fremantle for the use of the rights granted herein, the amount of US$********* (** **** ** **************** Dollars) as Guaranteed Payment to be paid as follows:
Advance
US$***** (********* US Dollars) upon signature of this Agreement.
The Advance may be applied against Royalties.
Guarantees
Year 1 [beginning upon the date of this Agreement]:
US$***** (*************** US Dollars) payable on or before 30 September 2005;
US$***** (*********** US Dollars) payable on or before 31 December 2005;

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Year 2 [beginning upon the first anniversary of the date of this Agreement]:
US$******* (****************************** US Dollars) payable on or before the first Quarter Date of Year 2;
US$***** (*************************** US Dollars) payable on or before the second Quarter Date of Year 2;
US$***** (******************************** US Dollars) payable on or before the third Quarter Date of Year 2;
Year 3 [beginning upon the second anniversary of the date of this Agreement]:
US$***** (*************** US Dollars) payable on or before the first Quarter Date of Year 3;
US$***** (****************** US Dollars) payable on or before the second Quarter Date of Year 3; and
US$***** (******************** US Dollars) payable on or before the third Quarter Date of Year 3.

If by each of the above-mentioned Guarantee payment dates, the total sum of Royalties paid to Fremantle by FAN is less than the Guarantee payment due, FAN shall immediately pay to Fremantle the difference between the total sum of Royalties paid and the Guarantee payment due for such period.

The above-mentioned Guarantees may be cross-collateralized during the initial Term only.
b)
FAN hereby agrees that in the event of termination of this Agreement, pursuant to Clause 12 below, the Guarantee (or any outstanding balance thereof ) for the quarterly payment period during which termination took place together with the next two (2) quarterly Guarantees shall become immediately due and payable to Fremantle.

8. USE OF THE PROPERTY & INTELLECTUAL PROPERTY RIGHTS

a)
FAN shall not use the Property in any way or do or permit there to be done any act which may be detrimental to or inconsistent with the good name, goodwill, reputation and image of Fremantle or the Property.

b)
FAN shall not by virtue of this Agreement, obtain or claim any right, title or interest in or to the Property except the rights of use specifically set out in this Agreement and hereby acknowledges and agrees that the benefit of all use by it of the Property (including without limitation any goodwill associated with the Property) shall at all times accrue to the benefit of Fremantle.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c)
FAN shall use the Property as stipulated from time to time by Fremantle and shall observe all reasonable directions and guidelines set forth in the style guide and the way in which the Property is used in relation to American Idol Underground and all related marketing/promotional/sponsorship concepts and materials, as further outlined in Clause 8A.

d)
FAN shall not use the Property accompanied by other copyright works, trade marks (whether registered or not) or words describing American Idol Underground unless the Property is sufficiently distinguished from the surrounding and adjacent text.

e)
FAN shall not, and shall not authorise others to, at any time, whether during the Term or after termination of this Agreement, adopt or use any trade mark, symbol or device which incorporates or is confusingly similar to, or is a simulation or imitation of any of the Property or unfairly competes with the Property. FAN shall not, and shall not authorise others to, at any time, whether during the Term or after termination of this Agreement, apply anywhere in the world to register any trade marks or copyright works identical to or similar to the Property.

f)	FAN shall not, and shall not authorise others at any time, to use the Property as part of any corporate, business or trading name or style.
g)
FAN hereby recognises that any and all Intellectual Property Rights related to American Idol Underground (with the exception of the Intellectual Property Rights owned by FAN in respect of its online music service, including the trade mark “Underground”) shall be the sole property of Fremantle and hereby agrees and accepts to execute the form of assignment as stipulated by Fremantle for the purpose of assigning any such Rights to Fremantle.

8A. TESTING & APPROVALS

a)
FAN shall conduct beta testing for American Idol Underground to ensure that American Idol Underground conforms to the Specification. FAN shall submit to Fremantle in sufficient time to enable FAN to meet the Launch Date, such digitized version(s) of American Idol Underground as described in the Specification. FAN shall, at its sole cost, correct any defects in any aspect of American Idol Underground reasonably identified by Fremantle in writing within seven (7) days after FAN’s delivery to Fremantle of the same.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b)
Further to Clause 8 c) above, Fremantle shall retain full right to reasonably approve the creative and design aspects of American Idol Underground including without limitation all aspects of the look, feel, sound and appearance of American Idol Underground as they relate to the User’s experience of American Idol. Any such approvals shall not be unreasonably withheld or delayed. Fremantle shall have the right to veto any changes in design or implementation of American Idol Underground that Fremantle determines in its sole discretion may devalue or negatively affect general perceptions of American Idol or the Property; provided, however, such right shall not be used in a manner which negates the purpose of this Agreement.

c)
Further to Clause 8 c) above, FAN shall submit to Fremantle, for approval in the manner which Fremantle shall reasonably direct, all marketing, advertising, promotional and other material (including prizing) on which the Property appears, or is intended to be used in relation to American Idol Underground. Fremantle shall notify FAN within ten (10) days of receipt of such material submitted to it if it approves of such material. Should Fremantle notify FAN that any of the material is unacceptable, Fremantle shall provide FAN with written recommendations as to the necessary changes to achieve approval, and FAN shall replace or amend to the satisfaction of Fremantle such material not approved by Fremantle. If the material is not approved and no notification as aforesaid is made within the said ten (10) days, then it shall be deemed disapproved.

9.	WARRANTIES

a)	FAN warrants to Fremantle that:

i)	it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder;
ii)
it is not, and shall not be, in breach of any obligations of non-competition, non-solicitation, non-dealing or confidentiality by entering into and performing its obligations under this Agreement and that it is not aware, as at the date of this Agreement of anything within its reasonable control which might, or shall, adversely affect its ability to perform its obligations under this Agreement;

iii)	it shall use all reasonable care and skill in the performance of its obligations under this Agreement;
iv)
any recommendations it makes to Fremantle in respect of American Idol Underground or its implementation or use are made on the basis of FAN’s best judgment and solely in consideration of FAN’s and Fremantle’s best commercial interests;

v)	American Idol Underground shall conform to, and operate in accordance with, the Specification and, where applicable, the Support Services;

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

vi)
nothing that it does in connection with American Idol Underground shall infringe the Intellectual Property Rights of any third party. For the avoidance of doubt, the parties agree that FAN makes no such warranty with respect to the Property or any materials provided by Fremantle; and

vii)
no fees, licenses, commissions, residuals, use payments or other like payments shall become due or payable by Fremantle to any third party in connection with the services performed by FAN or the use of American Idol Underground.

b)	Fremantle warrants to FAN that:

i)	it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder; and
ii)
any content or material that it provides to FAN for inclusion or use in American Idol Underground, including the “American Idol” trade mark shall not, to the best of its knowledge, infringe any third party Intellectual Property Rights.

10.	INDEMNITY AND INSURANCE

a)
Each Party shall indemnify the other and hold the indemnified Party harmless against all and any losses, costs, damages, liabilities, claims, demands and expenses suffered or incurred by the indemnified Party including legal expenses reasonably and properly incurred arising out of:

i)	any breach by the indemnifying Party of any provision of this Agreement; and
ii)	any wilful or negligent act or omission by the indemnifying Party, its employers, officers or agents.

b)	Whenever any Party (the “Indemnifier”) is required to indemnify another Party (the “Indemnified”) the Indemnified shall:

i)	notify the Indemnifier promptly on becoming aware of any matter or claim to which an indemnity relates;
ii)	not make any admission or settlement in respect of such matter or claim without the prior consent of the Indemnifier (such consent not to be unreasonably withheld or delayed); and

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

iii)
allow the Indemnifier, where appropriate, to appoint legal advisers of its choice and to conduct and/or settle negotiations and/or proceedings relating to such matter or claim or (where it is not appropriate for the Indemnifier to have conduct of such negotiations or proceedings) the Indemnified shall comply at the Indemnifier’s expense, with the Indemnifier’s reasonable requests in the conduct of any such claim, negotiations and/or proceedings.

c)	The indemnity in Clause 10 a) shall not apply if and to the extent that the relevant losses, costs, damages, liabilities and/or expenses are wholly or directly due to:

i)	material breach by the Indemnified of any of its obligations under this Agreement; and/or
ii)	the actions or omissions of the Indemnified.

d)
FAN shall obtain and maintain at its own cost and expense throughout the term of this Agreement and for two (2) years thereafter, from a reputable and recognised insurance company, commercial liability insurance, including errors and omissions insurance and product liability insurance and other appropriate insurance the form of which must be acceptable to Fremantle, naming Fremantle and its Affiliates as additional named insureds and stipulating that the coverage afforded additional insureds is primary and any insurance maintained by additional insureds shall be excess only and non-contributing with the coverage provided under that policy. Such policies shall as a minimum, provide protection against any and all claims, demands and causes of action arising out of any errors contained in, or infringement of Intellectual Property Rights or other rights of third parties arising out of, the services provided by FAN hereunder. The minimum amount of cover shall be US$1,000,000 per claim. The policy shall provide for at least 10 days prior written notice to Fremantle from the insurer in the event of any modification, cancellation or termination. FAN agrees to furnish Fremantle with a certificate of insurance evidencing the insurance referred to above within 30 days after execution of this Agreement.

11.	CONFIDENTIAL INFORMATION

a)
The Parties agree that they shall keep any Confidential Information strictly confidential during the term of this Agreement and for a period of three (3) years thereafter (the “Confidentiality Period”) and shall only use Confidential Information solely for the purposes of this Agreement. The Parties further agree that they shall not at any time during the Confidentiality Period disclose any Confidential Information directly or indirectly to any third party without the other Party’s prior written consent.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b)
Each Party undertakes to take all such reasonable steps as shall from time to time be necessary to ensure compliance with the provisions of this Clause 11 by its employees, consultants, agents and sub-contractors. Without limiting the foregoing, each Party shall use at least that degree of care that it takes to protect its own confidential information of a similar nature, but in no event less than reasonable care, and shall ensure that its employees and representatives who have access to the Confidential Information have signed a non-use and non-disclosure agreement protecting confidential information that is substantially similar in content to the Confidential Information, prior to the assignment to such employees and/or representatives of duties under this Agreement or other disclosure of Confidential Information to such employees and/or representatives.

c)	The provisions of this Clause 11 do not apply to any information to the extent that it is:

i)	in the public domain otherwise than in the breach of this Agreement; or
ii)	obtained from a third party who is free to divulge such information; or
iii)	required to be disclosed by any court or regulatory body of competent jurisdiction or disclosed where there is a statutory obligation to do so.
12.	TERMINATION

a)	Either Party may terminate this Agreement by written notice to the other if:

i)
the other Party is in breach of any material term of this Agreement which is incapable of remedy or if capable of remedy is not remedied within 14 days of the non-breaching Party notifying the breaching Party in writing of the same and requiring its remedy;

ii)
a trustee, administrator or administrative or other receiver or other encumbrancer is appointed over or takes any step with a view to taking possession of all or any part of the assets of the other Party; or

iii)
the other Party convenes a meeting of its creditors or proposes or makes any arrangement with its creditors or a petition is presented or a meeting is convened for the purpose of considering a resolution, or other steps are taken for making an administration order against or for the winding up of the other Party.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b)	Fremantle may in addition terminate this Agreement by written notice to FAN if:

i)
FAN fails to pay any amount due under this Agreement in full within fifteen (15) business days of the date such payment is due and such failure is not remedied within ten (10) business days of receipt of written notice;

ii)
any of the FAN's representations or warranties shall prove to have been incorrect when made or become materially incorrect and Fremantle’s rights and entitlements under this Agreement are materially and adversely affected;

iii)	FAN fails to obtain Bank Guarantees as required pursuant to Clause 4 l) or is forced to draw on such Guarantee at any time during the Term;
iv)
FAN transfers, disposes of or threatens to transfer or dispose of any part of its assets which is likely in the reasonable opinion of Fremantle to prevent or materially to inhibit the performance by FAN of its obligations under this Agreement;

v)
there is a change in the ownership or control of FAN or, as the case may be, the ultimate parent company of FAN unless FAN provides Fremantle with at least thirty (30) days prior written notice of such change of ownership or control and in Fremantle’s reasonable and good faith opinion such change of ownership and control shall not have a material adverse affect on the commercial position of Fremantle or any Affiliate of Fremantle; or

vi)	FAN ceases or threatens in writing to cease to carry on business.
13.	CONSEQUENCES OF TERMINATION

a)	On termination of this Agreement for any reason:

i)	FAN shall immediately cease to use the Property and shall do nothing which might lead any person to believe that FAN is still entitled to use the Property or is in any way connected with Fremantle;
ii)
FAN shall, on Fremantle’s instructions, within 7 days of termination, return or destroy all materials bearing or related to the Property and all Confidential Information of Fremantle existing in any medium or format held by, or under the control of, FAN and give written notice to Fremantle of compliance with such instructions; and

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

iii)	FAN shall within 30 days following the next Quarter Date provide to Fremantle a statement of account and pay any sums due to Fremantle, in accordance with Clause 6.

b)
Termination of this Agreement shall be without prejudice to any other rights or remedies a Party may be entitled to at law or under this Agreement and shall not affect the accrued rights of or liabilities of either Party nor the coming into or continuance in force of any provision of this Agreement which is intended to come into force or continue on or after termination, including without limitation the provisions of Clauses 4, 6, 7, 8, 9, 10, 11, 13, 14, 18, 20, 23 & 24.

14.	NOTICES

a)
Any notice or other document required to be given under this Agreement or any communication between the Parties with respect to any of the provisions of this Agreement shall be in writing in English and be deemed duly given if signed by or on behalf of a duly authorised officer of the Party giving the notice and if left at, or sent by pre-paid registered or recorded delivery post or facsimile transmission (with confirmation of transmission) to, the address of the Party receiving such notice as set out at in Clause 14 c) below or as otherwise notified between the Parties for the purpose of this Clause.

b)	Any such notice or other communication shall be deemed to be given to and received by the addressee:

i)	in the case of hand delivery at the time the same is left at the address of or handed to a representative of the Party, provided that confirmation of receipt is obtained;
ii)	in the case of post 2 business days following the date of posting, if the sender and recipient are in the same country, or 7 business days following the date of posting if they are not; and
iii)	in the case of facsimile transmission (with confirmation of transmission) on the next following business day.

c)	Notices to Fremantle should be addressed to:
Manager of Interactive, FremantleMedia North America, 2700 Colorado Ave, Suite 450, Santa Monica, CA 90404, USA, Fax No +1 310 255 4800

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With a copy to:

VP Legal and Business Affairs, FremantleMedia Licensing Worldwide, 1 Stephen Street, London W1T 1AL, United Kingdom, Fax No +44 (0)20 7691 5076

Notices to FAN should be addressed to:

Justin Beckett, CEO, Fluid Audio Networks, Inc, 3717 South La Brea Avenue, Suite 629, Los Angeles, CA 90016, USA, Fax No +310 317 7134

With a copy to:

General Counsel, Fluid Audio Networks, Inc, 3717 South La Brea Avenue, Suite 629, Los Angeles, CA 90016, USA, Fax No +310 317 7134.

15.	AMENDMENTS

This Agreement may be amended only by instrument in writing signed by the Parties.

16.	SEVERABILITY

In the event any provision of this Agreement is held invalid, illegal, or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable, and, if, for any reason, a court finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written and shall be construed and enforced as so limited. If the circumstances referred to above do not apply, the Parties agree to attempt a substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves to the greatest extent possible the same commercial effect as would have been achieved by the invalid or unenforceable provisions.

17.	FORCE MAJEURE

Notwithstanding anything to the contrary in this Agreement neither Party shall be liable to the other for any failure or performance hereunder which is due to an act of God, accident, fire, lockout, strike or other labour dispute, riot or civil commotion, failure of technical or electrical facilities not within such Party's reasonable control, act of public enemy, enactment, rule, order or act of government (whether national or local), or other act or events of a similar or different nature beyond the reasonable control of either Party, any such act or event being deemed an event of force majeure. Should an event of force majeure continue for a period of sixty (60) days or more, then either Party shall be entitled to terminate this Agreement forthwith.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.	GOVERNING LAW

This Agreement shall be construed in accordance with and shall be governed by the law of the State of California. If any disputes arise out of, under or in connection with this agreement, including any dispute as to existence, validity, enforceability, jurisdiction or the legal relationships established by or relating to this Agreement, the Parties agree to the exclusive jurisdiction of the Courts of the State of California.

19.	INTERPRETATION

The headings of the paragraphs contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect the meaning or interpretation of this Agreement.

20.	WAIVERS & REMEDIES

No action taken pursuant to this Agreement, including, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, agreements, covenants, obligations or commitments contained herein or made pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any Party to exercise any right, privilege or remedy hereunder shall be deemed a waiver of such Party’s rights, privileges or remedies hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

21.	ASSIGNMENT

Fremantle shall be entitled freely to assign or sub-license any of its rights and obligations under this Agreement to any third party. This Agreement is personal to FAN and FAN shall not be entitled to assign or sub-license any of its rights and obligations under this Agreement to any third party unless it has first obtained the written consent of Fremantle, such consent not to be unreasonably withheld or delayed.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

22.	ENTIRE AGREEMENT

The terms and conditions of this Agreement (including the Schedules hereto) constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof, and, except for as provided herein, supersede all negotiations, preliminary agreements and all prior and contemporaneous discussions and understandings of the Parties in connection with the subject matters hereof.

23.	FURTHER ASSURANCES

Each Party shall sign, execute and deliver all such documents as may be reasonably required by the other and shall do all such other acts and things as may be necessary to give full effect to this Agreement.

24.	NO AGENCY

This Agreement shall not be deemed to constitute a partnership, agency or joint venture or contract of employment between the Parties, and neither Party shall have authority or power to bind the other or to contract in the name of the other in any way or for any purpose.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

Fluid Audio Networks, Inc.  FremantleMedia North America, Inc.

By: ___________________________	By: ___________________________

Name: _________________________	Name: _________________________

Title: __________________________	Title: __________________________

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1

SPECIFICATION

An online music service that enables artists to submit songs for promotion through various distribution channels. The service may include some or all of the following elements and features:

1.	An online radio player with standard PVR functionality;
2.	A web-based upload tool for artists to submit content;
3.	An on-demand playback feature for listeners;
4.	A list of channels and/or genres;
5.	An ecommerce service whereby listeners can purchase digital downloads and/or CDs;
6.	A ratings tool whereby site visitors can rate or judge an artist and/or song;
7.	A ratings tool whereby site visitors can view the performance and other metrics of each song;
8.	An advertising feature whereby advertisers and/or sponsors can advertise through the player;
9.	Any other features, upgrades, and services that would reasonably be considered a natural evolution of the Specification.

The following figure represents a typical 3-tiered architecture. A presentation layer routes requests and receives content; a middle tier processes stream requests and credit card transactions and a 3rd tier that encompasses the database. The following components are represented:

•	FAN Upload Server - This server receives the content such as MP3s.
•	Request Router - This server routes user requests to the Media Gateway.
•	Software Media Gateway - This server accesses the database, pushes content to the CDN and processes ranking business rules.
•	Content Delivery Network (CDN) - CDN is the delivery network represented logically. This network can exist in-house or be outsourced. The design accounts for both scenarios.
•	Databases - These databases contain location URLs and other user data.
•	FAN Apps & Scripted Website.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2

SUPPORT SERVICES

FAN will develop a Help feature for its website. The Help feature will contain information for FAN’s customers regarding their use of the service. The Help feature will include a robust “Frequently Asked Questions” or FAQ page, including answers to the most common questions regarding the service.

FAN will endeavour to ensure that customers receive, in addition to the Help feature on the website, at least one form of the following types of first tier customer service:

1.	Telephone: Telephone support includes a phone number that customers can call to receive live support from FAN’s customer service representatives.
2.	Live Chat: Live Chat support includes an “instant messenger” style interface where customers can communicate live with a FAN representative through an instant messaging window.
3.
Email Support: Email support includes a system where the customer can email questions to the support center. The customer receives instant notification that the email has been received, and then within a reasonable period of time, receives a response from a FAN support representative with assistance related to the customer support issue. In the case of Email support, FAN will endeavour to investigate customer support issues within twenty-fours (24) hours of notification.

When FAN receives a support issue that cannot be resolved through any of the above methods, it will open a ticket and escalate the issue for review by a second tier customer support team. The second tier team will endeavour to fix any problems or bugs, and if the problem cannot be fixed, will take appropriate action with regards to the customer, potentially including a refund of any money paid by the customer.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3

CATEGORIES/SPONSORS

Telephony - Cingular

Automobile - Ford

Beverage - Coca-Cola

Portable music players - iTunes (pending)

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.